Exhibit 10.41
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely be competitively harmful if publicly disclosed.
Execution Version

Adamas-Sandoz Binding Term Sheet

Parties	• Adamas Pharma, LLC (“Adamas”) and Sandoz, Inc. (“Sandoz”)
Overview
Adamas and Sandoz have had discussions to resolve the Pending Litigation (as defined below), including the negotiation of rights and obligations in connection therewith and certain commercial terms, and each Party has determined that it is in its best interests to execute and be bound by this term sheet in connection therewith (this “Term Sheet”). Adamas and Sandoz is each referred to as a “Party” and, collectively, as the “Parties.” This Term Sheet shall be considered to be confidential information of the Parties.
Accordingly, the Parties are executing this Term Sheet as of the date set forth on the signature page hereto (the “Execution Date”) intending to be legally bound by the terms set forth herein and to create legally enforceable obligations and rights as set forth herein.

Dismissal of Litigation
Adamas and Sandoz agree to dismiss without prejudice the case Adamas Pharma, LLC v. Sandoz, Inc., C.A. No. 18-9032 (BRM)(TJB) in the U.S. District Court for the District of New Jersey (the “Pending Litigation”). The Parties agree to the entry of the Stipulation and Order of Dismissal (see Exhibit A), with each Party bearing its own costs and attorneys’ fees. Within three (3) business days following the Execution Date, the Parties shall cause the Stipulation and Order of Dismissal to be filed with the United States District Court for the District of New Jersey (the “District Court”) and shall take all other reasonable and necessary actions to obtain the settlement and dismissal of the Pending Litigation. If for any reason the District Court raises an objection to the Stipulation and Order of Dismissal as drafted or requires that the Parties modify the Stipulation and Order of Dismissal before it will enter it as an order of the District Court, the Parties agree to confer promptly and in good faith in order to take action consistent with this Term Sheet to secure entry of the Stipulation and Order of Dismissal as drafted, or to agree upon modifications to the Stipulation and Order of Dismissal, or to take such other action consistent with this Term Sheet to secure entry of the Stipulation and Order of Dismissal as drafted or with agreed-upon modifications; provided that nothing contained herein shall be deemed to require a Party to agree to a modification of this Term Sheet or the Stipulation and Order of Dismissal that frustrates the purpose of this Term Sheet or materially affects the economic value of the transactions contemplated hereby, the benefits to such Party under this Term Sheet, or the burdens that this Term Sheet imposes on such Party.

Definitions
[*]
“505(b)(2) Application” has the meaning included in 21 C.F.R. § 314.3 (as amended or replaced), including all amendments and supplements to the application.
“Adamas NDA” means NDA No. 208944, including any replacements, amendments, or supplements thereto.
“Adamas Product” means [*].

“Affiliate” means (a) A Person, which directly or indirectly controls a Party; (b) a Person, which is directly or indirectly controlled by a Party; or (c) a Person, which is controlled, directly or indirectly, by the ultimate parent company of a Party. Control, as used in clause (a), (b), or (c), is defined as owning greater than fifty percent (>50%) of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. [*].

“Amantadine Patents” means any patents and patent applications that are owned or controlled by Adamas now or in the future that contain claims that cover the making, having made, importing, selling, offering for sale or use of a Generic Product or Adamas Product in or for the Territory.
“ANDA” has the meaning included in 21 C.F.R. 314.3 (as amended or replaced), including all amendments and supplements to the application.

“Authorized Generic” means a generic version of the Adamas Product that is sold or intended for sale in the Territory under the Adamas NDA without the Gocovri® trademark (or any additional or replacement trademarks).
“Commercial Marketing” shall mean the introduction or delivery for introduction into interstate or intrastate commerce of a drug product described in an ANDA or 505(b)(2) Application, outside the control of the ANDA or 505(b)(2) Application applicant, except that the term does not include transfer of the drug product for investigational use under 21 C.F.R. part 312 or transfer of the drug product to parties identified in the ANDA or 505(b)(2) Application for reasons other than sale. For the avoidance of doubt, this definition is intended to encompass the full definition of “Commercial marketing” included in 21 C.F.R. § 314.3 (as amended or replaced).

“Commercially Reasonable Efforts” means the reasonable, diligent, and good-faith efforts as a pharmaceutical company of similar size to the corresponding Party would normally use to accomplish a similar objective under similar circumstances.
“FDA” means the United States Food and Drug Administration.
“Final Court Decision” means a decision by a court from which no appeal has been taken or can be taken (other than by a petition to the United States Supreme Court for writ of certiorari) and it further includes a decision from a proceeding before the USPTO including an inter partes review, ex partes review, or any other proceeding from which no appeal has been taken or can be taken (other than by a petition to the United States Supreme Court for writ of certiorari).

[*] “Generic Product” means [*]. “Launch” shall mean the actual commercial delivery of the Sandoz Product to any customer.

“Launch at Risk” means the Commercial Marketing of a Generic Product by a Third Party that is (i) prior to the earlier of (a) the License Effective Date (as defined below) or (b) a Final Court Decision that such Third Party’s Generic Product does not infringe any valid unexpired claim of the Licensed Patents; and (ii) is not licensed or otherwise authorized by Adamas prior to the date of such sales.
“Licensed Patents” means, [*].
“Orange Book” means FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (or any successor or equivalent publication thereof).
“Orphan Drug Date” means the date that the Adamas NDA’s orphan drug exclusivity period expires, currently August 24, 2024.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or organization.
“Sandoz ANDA” means ANDA No. 211493 filed by Sandoz Inc. with the FDA [*].

“Sandoz ANDA Holder” means the registered holder of the Sandoz ANDA.
“Sandoz Product” means [*].
“Territory” means the United States, United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

License Effective Date	March 4, 2030 unless [*], in which case the License Effective Date will automatically become [*].

License
Subject to the terms and conditions of this Term Sheet, Adamas hereby grants to the Sandoz ANDA Holder (and to the extent necessary, their Affiliates, suppliers, distributors, manufacturers, customers and assignees, as the case may be) a non-exclusive, fully paid, non-transferable license under the Licensed Patents, with no right to sublicense (the “License”), to:
(a)make or have made the Sandoz Product inside or outside the Territory [*] and solely for use, sale and offer for sale of the Sandoz Product in the Territory on or after the License Effective Date;
(b)import the Sandoz Product into the Territory [*] and solely for use, sale, and offer for sale of the Sandoz Product in the Territory on or after the License Effective Date; and
(c)to use, sell, and offer to sell the Sandoz Product in the Territory as of the License Effective Date.

Premarketing Rights	Adamas authorizes Sandoz to [*] its Sandoz Product to potential customers [*] prior to the License Effective Date but only for sales that will occur on or after the License Effective Date.
Acceleration of License Effective Date
The License Effective Date of a Sandoz Product shall be accelerated only under the circumstances specified below to the earliest of:
(a)In the event that Adamas licenses or otherwise authorizes any Third Party to sell a Generic Product before the above License Effective Date, then the License Effective Date shall be accelerated and amended to the date that is:
i.[*] to the date on which [*] commences selling a Generic Product pursuant to an application under a license, sublicense, covenant-not-to-sue or other authorization or immunity from Adamas or its Affiliates; or
ii.the date on which [*] commences selling a Generic Product under a license, sublicense, covenant-not-to-sue, or other authorization or immunity from Adamas or its Affiliates; and
Adamas shall provide Sandoz with notice of any [*] selling of a Generic Product within [*] of execution of [*] license or authorization.

(b)If Adamas [*], the License Effective Date will automatically accelerate to [*], except that, if [*], the License Effective Date will not be accelerated under this subsection unless (1) [*]; and (2) [*]. Adamas shall provide Sandoz with notice of any [*] within [*] of execution of any agreement that would accelerate the License Effective Date.

(c)The date on which a Final Court Decision from which no appeal has been or can be taken (other than by a petition for writ of certiorari) [*].
(d)If Adamas fails to maintain the Licensed Patents, the License Effective Date may be accelerated to the last to expire of the Licensed Patents.
(e)[*] after Sandoz provides Adamas notice of any Market Decline Trigger Date (as described below) unless [*].

Launch at Risk	(a)In the event of a Third Party Launch at Risk, then Sandoz may Commercially Market the Sandoz Product at-risk on the date that is the earlier of (i) [*]; or (ii) [*].
(b)In the event of a [*].
Market Decline
If the sales of all strengths of products described in the Adamas NDA decline [*] over any 12-month period starting with the 12-month period ending July 31, 2025 when compared to the sales of products described in the Adamas NDA that occurred in the 12 month period ending December 31, 2019, the date at the end of the 12-month period in which such a decline occurred will be considered a “Market Decline Trigger Date.” The extent of the decline is to be determined by comparing the aggregate prescriptions of units of the products described in the Adamas NDA in each period [*]. This Market Decline Trigger Date cannot be the result of a bona fide interruption based on safety and/or efficacy issues raised by FDA related to the Adamas Product. For clarity, [*].

Licensed Products	(a) The Sandoz Product that is the subject of the Sandoz ANDA. (b) [*] (c) To the extent [*].

Adamas Covenant-Not-To-Sue
Subject to Sandoz’s compliance with the terms of this Term Sheet, Adamas and its Affiliates covenant not to assert (i) the Licensed Patents or any other United States or foreign patent rights owned, licensed or otherwise controlled by Adamas or its Affiliates either now or in the future against the making, having made, offering for sale, sale, importation, or use of the Sandoz Product or its active pharmaceutical ingredient (“API”) in or for the Territory; or (ii) any foreign patent rights owned, licensed or otherwise controlled by Adamas or its Affiliates against the making or having made the Sandoz Product or its API outside of the Territory solely for the offer for sale, sale, and use of the Sandoz Product in the Territory or the importation of the Sandoz Product into the Territory by Sandoz or on Sandoz’s behalf (the “Adamas Covenant”). Adamas shall impose the foregoing Adamas Covenant on its Affiliates and any Third Party to which Adamas or any of its Affiliates may assign, license, sublicense, or otherwise transfer any rights to or under the applicable Adamas patent or patent applications. For the avoidance of doubt, no right, license, or covenant is granted as to the sale of Sandoz Product or its API outside the Territory.

Sandoz Covenant-Not-To-Sue
Subject to Adamas’ compliance with the terms of this Term Sheet, Sandoz and its Affiliates covenant not to assert (i) [*]; or (ii) [*] (the “Sandoz Covenant”). Sandoz shall impose the foregoing Sandoz Covenant on its Affiliates and any Third Party to which Sandoz or any of its Affiliates may assign, license, sublicense, or otherwise transfer any rights to or under the applicable patents or patent applications. For the avoidance of doubt, no right, license, or covenant is granted as to the sale of Adamas Product or its API outside the Territory.

Most Favored Nations	Adamas represents that the [*], are equivalent to or better than such terms previously offered or currently being offered by Adamas to any Third Party with respect to any Generic Product. If Adamas enters into an agreement with any Third Party with respect to their Generic Product providing such Third Party with [*].
No Interference with FDA Approval	Subject to Sandoz’s compliance with the terms of this Term Sheet, Adamas and its Affiliates shall not attempt to interfere with and shall not cause, authorize or encourage any Third Party to interfere with the FDA approval of the Sandoz Product under the Sandoz ANDA, or the ability to Commercially Market the Sandoz Product as of the License Effective Date, including, but not limited to, by taking any of the following actions: (i) deleting, delisting, removing, designating as “obsolete” or cancelling the Adamas NDA or Adamas Product prior to one (1) year after the Launch of the Sandoz Product in the Territory (except due to a safety issue); (ii) delisting or removing any current Amantadine Patents with respect to the Adamas NDA from the FDA’s Orange Book (or any successor or equivalent publication thereof); (iii) deleting, removing, or canceling any National Drug Code(s) or any other relevant code(s) for the Adamas Product from the applicable National Drug File or from any other pricing database prior to one (1) year after the Launch of the Sandoz Product in the Territory; (iv) destroying, buying back, offering to buy back, or otherwise inducing the return of the Adamas Product (except due to a safety issue) prior to the Commercial Marketing of the Sandoz Product in the Territory; (v) seeking or otherwise undertaking any action with the FDA to discontinue or withdraw the Adamas Product from the market (except due to a safety issue) prior to the one (1) year after Launch of the Sandoz Product in the Territory; (vi) interfering with Sandoz’s or its Affiliates’ efforts to obtain and maintain FDA approval of the Sandoz Product and the Sandoz ANDA, including, but not limited to, the filing or submission of any Citizen Petitions (except for a Citizen Petition in accordance with 21 C.F.R. § 314.127 that is filed solely for reasons of public safety or efficacy), correspondence or other written submissions with FDA or any other regulatory or governmental authority that may result in delaying or putting at risk the approval of the Sandoz ANDA; or (vii) interfering with Sandoz’s or its Affiliates’ ability to make, have made, import, use, offer for sale or sale of the Sandoz Product as of the dates and under the terms provided by this Term Sheet.

Early Final FDA Approval / Waiver of Regulatory or Statutory Exclusivities
Subject to the terms and conditions of this Term Sheet, Adamas will grant a waiver of any regulatory or statutory exclusivities to the extent necessary to effectuate the License and the Adamas Covenant, and solely for offering for sale, sale and use of the Sandoz Product in the Territory as of the Orphan Drug Date (“Exclusivity Waiver”). Adamas agrees to cooperate reasonably with the Sandoz ANDA Holder to effectuate the selective waiver of regulatory exclusivity detailed herein, including providing notices to the FDA verifying the existence of such selective waiver and not opposing the FDA’s final approval of the Sandoz ANDA for sale of the Sandoz Product in the Territory as of the Orphan Drug Date. Adamas also agrees to deliver the verification of the existence of such selective waiver in such form as FDA may require and as provided by Sandoz to Adamas to both the FDA and the Sandoz ANDA Holder within seven (7) business days following the Sandoz ANDA Holder’s request. As such, Adamas agrees to cooperate reasonably under 21 C.F.R. § 314.94(a)(12)(v) to provide a written statement that it waives any relevant exclusivities and consents to final approval of the Sandoz ANDA as of the Orphan Drug Date. For the avoidance of doubt, this provision solely concerns waivers required to gain final approval of the Sandoz ANDA from the FDA and nothing in this provision is intended to provide Sandoz with any rights to make, use, sell, offer for sale, or import the Sandoz Product prior to the dates provided in the License provision, Premarketing Rights provision, and the relevant accelerators.

In addition, [*].

Paragraph IV Certification
For the avoidance of doubt, nothing in this Term Sheet prohibits or is intended to prohibit the Sandoz ANDA Holder from filing, maintaining, and/or recertifying pursuant to 21 C.F.R. § 314.94(a)(12)(v) any “Paragraph IV Certification” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) in the Sandoz ANDA to any of the Licensed Patents, and to any other patent listed in the FDA’s Orange Book now or in the future in connection with the Adamas Product.

No Challenge to Licensed Patents
Subject to Adamas’ material compliance with the terms and conditions of this Term Sheet, and as long as this Term Sheet is in effect, neither Sandoz nor its Affiliates shall challenge the patentability, validity, enforceability or infringement of the Licensed Patents in connection with the Sandoz Product, Sandoz ANDA, a 505(b)(2) Application exclusively referencing the Adamas NDA and containing amantadine as the sole active ingredient, or any other product referencing the Adamas NDA and considered a therapeutic equivalent to the Adamas Product. In addition, neither Sandoz nor its Affiliates shall assist, encourage, coordinate with, or otherwise help any Third Party in challenging the patentability, validity, enforceability, or infringement of the Licensed Patents or prosecuting, defending or settling their litigations concerning their attempts to obtain approval of or sell their respective products (i) exclusively referencing the Adamas NDA and containing amantadine as the sole active ingredient or (ii) referencing the Adamas NDA and considered a therapeutic equivalent to the Adamas Product, except as required by law. Notwithstanding the above, nothing in this provision or Term Sheet shall (i) prohibit Sandoz and its Affiliates from challenging, disputing, or contesting the patentability, validity, enforceability, or infringement of one or more of the Licensed Patents in relation to a Paragraph IV Certification concerning any product other than the Sandoz Product and Sandoz ANDA (but excepting any 505(b)(2) Applications that exclusively reference the Adamas NDA and contain amantadine as the only active ingredient or any other applications for products referencing the Adamas NDA and considered a therapeutic equivalent to the Adamas Product), or (ii) in the event, and to the extent, Adamas or its Affiliates, or any Third Party, initiates suit against Sandoz or its Affiliates alleging that any product other than the Sandoz Product or Sandoz ANDA infringes any such Licensed Patents, then Sandoz or its Affiliates may seek reexamination, inter partes review, or any other post-grant review of such Licensed Patents.

[*]	[*]

Mutual Representations and Warranties
Each Party represents and warrants to all the other Parties that, as of the Execution Date:
(a)this Term Sheet is a legal, valid, and binding obligation of the warranting Party and its Affiliates, enforceable against such Party and its Affiliates in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity;
(b)the warranting Party is not subject to any judgment, order, injunction, decree, or award of any court, administrative agency, or governmental body that would or might interfere with its performance of any of its material obligations hereunder;
(c)the execution, delivery, and performance of this Term Sheet does not conflict with any agreement, instrument, or understanding, oral or written, to which such warranting party is bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and
(d)the warranting Party has full power and authority to enter into and perform its obligations under this Term Sheet in accordance with its terms.

Adamas Representation and Warranties
(a)Adamas further represents and warrants that, as of the Execution Date, subject to any security interests currently recorded with the United States Patent and Trademark Office, (i) it is the owner of all right and title to the Licensed Patents, including any patent application that may issue, and the Amantadine Patents and that Adamas has the right to settle issues relating to the patents-in-suit in the Pending Litigation, (ii) Adamas has all the legal right, power and authority to grant Sandoz the licenses granted hereunder with respect to the Licensed Patents and the Amantadine Patents and the waivers and covenants granted hereunder.
(b)To the extent Adamas or any of its Affiliates assigns, licenses, sublicenses or otherwise transfers (by any means) to any Third Party any right, title or interest in or to the Licensed Patents, Amantadine Patents, or the Adamas NDA after the Execution Date, Adamas or such Affiliate will make such assignment, license, sublicense or other transfer subject to the license, waivers, covenants and other rights granted to Sandoz in this Term Sheet.

Sandoz Representations and Warranties
(a)Sandoz represents and warrants to Adamas that, as of the Execution Date, Sandoz has the right to settle the Pending Litigation.
(b)Sandoz or its Affiliates own all right, title and interest in, to and under the Sandoz ANDA, and Sandoz and its Affiliates have not granted or assigned to any Third Party, directly or indirectly, any rights under or to the Sandoz ANDA or the Sandoz Product.
(c)Sandoz and its Affiliates will not (until the occurrence of the License Effective Date or as otherwise allowed under this Term Sheet) assist, authorize or cooperate with any Third Party in the manufacturing, marketing, selling, or seeking regulatory approval for a Generic Product for the Territory;
(d)Sandoz and its Affiliates will [*].
(e)To the best of Sandoz’s knowledge as of the Execution Date, [*]; and
(f)Any breach of [*].

Breach, Disputes, and Termination
(a)In the event of a material breach of any provision of this Term Sheet by the other party that remains uncured for forty-five (45) days after receipt of a notice by the other Party specifying in reasonable detail in writing the nature of the breach and demands its cure, either Party may, but is not required to, terminate this Term Sheet; [*]. In the event of a reasonable, good-faith dispute between the Parties as to whether a breach has occurred or a timely cure has been effectuated, the relevant period for cure shall be tolled during the time in which the Parties are actively engaged in a negotiation regarding such breach or cure.
(b)Notwithstanding anything in this Term Sheet, to the extent Sandoz breaches this Term Sheet by [*].
(c)For clarity, this provision shall not be construed as a license to Sandoz to make, have made, import, offer for sale, sell or use the Sandoz Product in the Territory, or make or have made the Sandoz Product outside the Territory for sale in the Territory, before such activities are expressly permitted herein nor as an acknowledgment or admission by Adamas that any such breach is curable, and Adamas retains all remedies available to them if Sandoz or any of its Affiliates offer for sale or sell the Sandoz Product in the Territory before such activities are expressly permitted herein, including the right to terminate this Term Sheet unless such breach is cured as previously set forth in this provision.

Confidentiality
The provisions of this Term Sheet and the negotiations of the Parties pertaining thereto shall be maintained in confidence by the Parties except:
(a)it may be disclosed to a Party’s attorneys, advisors, consultants, agents, and representatives, and bona fide prospective purchasers, investors, merger partners, transferees, and assignees, who are subject to obligations of confidentiality consistent with this Term Sheet;
(b)as is required by statute, ordinance or regulation (including pursuant to Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B – Federal Trade Commission Review)), including, without limitation, reporting requirements to the U.S. Securities and Exchange Commission or by the rules or regulations of any stock exchange to which the Parties are subject;
(c)as is required pursuant to compulsory legal process or by discovery obligations incident to litigation;
(d)as is necessary for the exercise of the rights granted to the Parties under this Term Sheet, including that Sandoz may disclose such terms to (i) any Third Party manufacturers, service providers and suppliers on a confidential basis consistent with this Term Sheet prior to the License Effective Date to the extent necessary to enable such manufacturers, service providers and suppliers to make, have made and supply the Sandoz Product (or components thereof) in accordance with the terms and conditions set forth in this Term Sheet, and (ii) FDA as may be necessary or useful in obtaining and maintaining final approval of the Sandoz ANDA and Commercially Marketing the Sandoz Product, when and only when as provided by this Term Sheet;
(e)any Party may disclose that Sandoz has been authorized to sell the Sandoz Product as of the License Effective Date, or earlier under certain circumstances;
(f)Adamas may disclose [*]; or
(g)as expressly permitted or provided in this Term Sheet, or as otherwise agreed to in writing by the Parties.

If a Party is disclosing information relating to this Term Sheet because it is required to do so to comply with statutory, regulatory or legal process requirements, including its reporting requirements under the SEC rules, or any national securities exchange on which it is listed, such Party intending to make such disclosure shall give the other Party at least [*].
Assignment
This Term Sheet shall not be assignable in whole or in part by any of the Parties without the prior written consent of all the other Parties. Notwithstanding the foregoing, Adamas may assign this Term Sheet to any Affiliate or to any successor or assignee of the Adamas Product business generally, and Sandoz may assign this Term Sheet to any Affiliate or Third Party who acquires all or substantially all of the business to which this Term Sheet relates, i.e., the Sandoz ANDA and Sandoz Product, provided that in either case such Affiliate, successor, assignee or Third Party, as the case may be, agrees in writing for the benefit of the non-assigning Party to assume all of the obligations of the assigning Party hereunder. In the event there is a permitted assignment by Sandoz to a Third Party, [*]. No assignment or delegation of this Term Sheet will relieve the assigning Party from any of its obligations hereunder.

Notice	All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon a Party, if delivered by a reputable overnight express courier service (charges prepaid), or if sent by facsimile to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person as follows:
If to Adamas: Adamas Pharma, LLC 1900 Powell Street, Suite 1000 Emeryville, CA 94608 Attn: General Counsel generalcounsel@adamaspharma.com
And a copy to (which shall not constitute notice hereunder): [*]
If to Sandoz: Sandoz Inc. 100 College Road West Princeton, NJ 08540 Attn: General Counsel With a copy to: [*]

And a copy to (which shall not constitute notice hereunder):
[*]
Such notices will be deemed to have been given on the date delivered in the case of delivery by personal delivery or overnight courier or on the date actually received in the case of facsimile or email delivery.

Governing Law	This Term Sheet and any dispute arising out of or related to this Term Sheet shall be governed and interpreted in accordance with the laws of the [*] without regard to conflicts of law principles. [*].
Unknown Claims
In connection with this Term Sheet, each Party, on behalf of itself and its Affiliates, expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Further, each Party, on behalf of itself and its Affiliates, expressly waives and relinquishes all rights and benefits afforded by any law in any other jurisdiction similar to Section 1542 of the California Civil Code.

Counterparts	This Term Sheet may be executed in any number of signature page counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same Term Sheet.
Entire Agreement	This Term Sheet (which includes the attached unfiled Stipulation and Order of Dismissal) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement that is not expressly set forth in this Term Sheet may be used to interpret or vary the meaning of the terms and conditions hereof. This Term Sheet supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

Severability	When possible, each provision of this Term Sheet will be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Term Sheet is held to be invalid, illegal, or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions, and the validity, legality, and enforceability of the remaining provisions shall not be in any way impaired thereby.
Mutual Release	Upon the terms and subject to the obligations and conditions of this Term Sheet each Party on behalf of itself and its Affiliates hereby fully, finally and irrevocably releases, acquits and forever discharges the other Party and its Affiliates from any and all losses that are in any way related to the actions or events occurring from any time in the past prior to the Execution Date arising out of, derived from, predicated upon or relating to (i) infringement of the Adamas Patents by the Sandoz ANDA, the Sandoz Product; (ii) the actions underlying the Pending Litigation; (iii) the Sandoz ANDA and/or the Sandoz Product; (iv) and/or Adamas’ enforcement of its rights under said patents, including without limitation actions relating to obtaining patents or other intellectual property, submitting such patents to the FDA for listing in the Orange Book, and commencing, conducting, and settling the Pending Litigation. Notwithstanding the foregoing, nothing in this Mutual Release shall prevent or impair the right of either Party to bring a proceeding in the District Court for breach of this Term Sheet or other cause(s) of action or remedy permitted under this Term Sheet.
Reservation of Rights	All rights not expressly granted to Sandoz hereunder are expressly reserved to Adamas, and Adamas has no obligation to make available any intellectual property rights or to take any other actions other than as expressly set forth herein.
Disclaimer	Except as expressly provided in this Term Sheet, neither party makes any representations or warranties, express or implied, either in fact or by operation of applicable law, and each party hereby expressly disclaims any such other representation or warranties.
No Waiver	The failure of any Party to enforce at any time for any period the provisions of or any rights deriving from this Term Sheet shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Term Sheet has been executed by the Parties as of December 30, 2019 (the “Execution Date”).

ADAMAS PHARMA, LLC		SANDOZ INC.

By:	/s/ Neil F. McFarlane	By:	/s/ Julia Pike
Name:	Neil F. McFarlane	Name:	Julia Pike
Title:	President & Chief Executive Officer	Title:	Vice President of IP, North America